Exhibit 10(w)

TO:	[Executive Name]

NOTICE OF

LONG TERM INCENTIVE PERFORMANCE (LTIP) AWARD

UNDER PERFORMANCE BONUS PLAN

The Human Resources and Compensation Committee of the Board of Directors (“Committee”) of Parker-Hannifin Corporation (“Company”) has granted you a Long Term Incentive Performance (“LTIP”) Award (“Award”) under the Company’s Performance Bonus Plan (the “Plan”) as follows:

Grant Date:	XX/XX/XXXX

Performance Period: (stated in calendar years)	CY 20XX-20XX-20XX

Target Shares Granted:	[Number granted]

Performance Multiplier:	As determined at the end of the Performance Period as provided below.

Your Award provides an incentive compensation opportunity based on the Company’s long-term performance against its peers, as provided below.

Target Shares Granted

Your Target Shares Granted is based on your grade level at the Grant Date and your expected service in your position through the end of the Performance Period. Your Target Shares Granted is subject to adjustment in the event of a change in your grade level or your employment status with the Company during the Performance Period, as more fully described in Section 1(b) below.

Company Performance & Shares Attained

The number of Shares actually earned upon completion of the Performance Period (“Shares Attained”) will be based on your Target Shares Granted (adjusted as provided herein) and the applicable payout percentage (“Performance Multiplier”), in accordance with the Company’s performance for the following weighted performance measures (“Performance Measures”), determined for the Company at the conclusion of the three calendar year Performance Period, in comparison to the performance of the members of the Company’s peer group as listed on the attached Exhibit A (“Peers” or “Peer Group”), determined for each Peer based on its performance at the conclusion of the three fiscal year period of the Peer ending with or immediately prior to the conclusion of the Performance Period:

Performance Measure	Weight
Revenue Growth	20%
Earnings Per Share (EPS) Growth	40%
Average Return on Invested Capital (ROIC)	40%

Each Performance Measure is calculated for each of the Company and the Peers by reference to sales and income from continuing operations and is computed under, or reconciled to, U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). The number of Shares earned at the end of the Performance Period is determined based on a sliding scale with the maximum payout at 200% of Target and the minimum payout at 0% of Target. The total number of Shares Attained will be equal to the sum of the payouts determined under each of the Performance Measures, subject, however, to the Committee’s exercise of negative discretion on payout. All calculations of results will be subject to Peer Group adjustments as provided below.

To earn 100% of your Target Shares allocable to each Weighted Performance Measure, the Company must rank in the 50 th percentile among the Peers. Percentile rankings above or below the 50th percentile for the Performance Period among the Peers will result in a lesser or greater number of Shares Attained for that Performance Measure in accordance with the following table, or the interpolated percentage between the percentages in the table below:

Percentile Ranking:	≤	35	42.5	50	62.5	≥	75
Performance Multiplier:		0%	50%	100%	150%		200%

Peer Group Adjustments

Certain events affecting Peer Group performance data will result in changes to the Peer Group, or Peer Group company rankings, in accordance with the rules adopted by the Committee (“Peer Group Calculation Procedures”) as set forth on the attached Exhibit B.

Payout of Your Award

Payments made pursuant to the Plan and this Award are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986 and Section 1.162-27 of the Treasury Regulations.

All amounts earned under your Award will be paid in the form of common shares of stock in the Company (“Shares”) to be issued as of the date the Committee certifies performance results and authorizes payment of your Award. Shares issued pursuant to this Award shall be issued under, and subject to, the Parker-Hannifin Corporation 2009 Omnibus Stock Incentive Plan (“2009 SIP”) and the terms and conditions of this Award as an “Unrestricted Stock Award” (as defined in the 2009 SIP).

Except as otherwise provided below, you will receive notification of the number of Shares Attained from this Award within 30 days following certification by the Committee of the calculation of the Performance Measures, and you will receive the Shares Attained after the end of the Performance Period, but in no event later than the last day of the Company’s fiscal year ending immediately following the Performance Period. The Committee may not increase your Shares Attained above the number determined under the terms of this Award. However, the Committee may, in its discretion, reduce the number of Shares Attained. Further, this Award is subject to reduction, cancellation, forfeiture, or recoupment, in the Committee’s discretion, as

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provided under the Company’s Claw-back Policy, as established by the Committee, or the Board of Directors, as it now exists, or as it may be amended from time to time. Any payment pursuant to this Award is also subject to all applicable income or employment tax withholding requirements.

Additional Terms & Conditions

1. Change in Employment Status.

(a) If you voluntarily terminate your employment (except retirement), or your employment is terminated for cause at any time prior to the issuance of Shares under your Award, you will forfeit your Award.

(b) If your employment is terminated for any other reason, such as death, disability or retirement, during the Performance Period, or you otherwise have not served in an eligible position during the full Performance Period, your Target Shares Granted will be adjusted to result in your receipt of a pro-rated payout based on the number of full quarters served during the Performance Period.

2. Change in Control of the Company. In the event of a “Change in Control” (as defined in the 2009 SIP) of the Company during the Performance Period, you will receive full payment of the Award within fifteen (15) days following the date of the Change in Control in Shares equal to the greater of (a) the Target Shares Granted; or (b) the number of Shares that would have been issued as Shares Attained had the Company’s percentile ranking among the Peers for each of the Performance Measures during the Performance Period through the end of the fiscal quarter immediately preceding the date of the Change in Control continued throughout the Performance Period at the same level. Notwithstanding the foregoing, in the event a Change in Control is deemed to occur during the Performance Period under the 2009 SIP as a result of your termination of employment prior to a Change in Control at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (“Anticipatory Termination”), you will receive full payment of the Award within 30 days following certification of the calculation of the Performance Measures by the Committee in Shares equal to Shares Attained based on Company performance through the end of the Performance Period; provided, however, that if a Change in Control occurs after such Anticipatory Termination and prior to such payment, you will receive full payment of the Award within fifteen (15) days following such Change in Control in Shares equal to the greater of (a) the Target Shares Granted, (b) the number of Shares that would have been issued as Shares Attained had the Company’s percentile ranking among the Peers for each of the Performance Measures during the Performance Period through the end of the fiscal quarter immediately preceding the date of the Anticipatory Termination continued throughout the Performance Period at the same level, or (c) the number of Shares that would have been issued as Shares Attained had the Company’s percentile ranking among the Peers for each of the Performance Measures during the Performance Period through the end of the fiscal quarter immediately preceding the date of the subsequent Change in Control continued throughout the Performance Period at the same level.

3. Terms of Other Plans Govern. Your Award is subject to all terms, conditions and provisions of the Plan, the 2009 SIP, and this Award. In the event of any conflict between their respective terms, conditions and provisions the Plan shall control.

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4. Modifications. This Award is subject to modification in the discretion of the Committee as may be necessary to comply with Internal Revenue Code provisions affecting the Award, such as Sections 409A and 457A, or as may be needed in consideration of International Financial Reporting Standards (“IFRS”) if and when adopted by the Company. Notwithstanding the foregoing, no such modification shall be made that will cause the Award to fail to qualify as performance based compensation under Code Section 162(m).

Please acknowledge receipt of this Award, and indicate your agreement with its terms, by clicking on the “OK” button below.

Sincerely yours,

/s/ Thomas A. Piraino, Jr.
Thomas A. Piraino, Jr.
Vice President, General Counsel and Secretary

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LONG TERM INCENTIVE PERFORMANCE (LTIP) AWARD

UNDER PERFORMANCE BONUS PLAN

EXHIBIT A

Peer Group

Caterpillar Inc.

Cooper Industries, Ltd.

Cummins Inc.

Danaher Corporation

Deere & Company

Dover Corporation

Eaton Corporation

Emerson Electric Co.

Flowserve Corporation

Goodrich Corporation

Honeywell International Inc.

Illinois Tool Works Inc.

Ingersoll-Rand Company Limited

ITT Industries, Inc.

Johnson Controls, Inc.

Pall Corporation

Rockwell Automation, Inc.

SPX Corporation

Textron Inc.

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LONG TERM INCENTIVE PERFORMANCE (LTIP) AWARD

UNDER PERFORMANCE BONUS PLAN

EXHIBIT B

Peer Group Calculation Procedures

•	Member of the peer group begins the cycle with positive EPS in the base year and ends with negative EPS:

¡	Calculate results for Parker and all peer group companies using a straight percentage change and rank accordingly. Those moving from positive EPS to negative EPS will have a percentage change of less than -100% and will rank at the bottom of the peer group.

•	Member of the peer group has negative EPS in the base year:

¡	Move to the bottom ranking for growth in EPS results.

¡	Evaluate company at the beginning of the next cycle to determine if it is appropriate to continue in the peer group.

¡	If more than 20% of the peer group companies have negative EPS in the base year, consider other alternatives such as widening the payout range or using an average of multiple-year EPS for the base EPS.

•	Member of the peer group has very low positive EPS in the base year:

¡	Leave this company in the peer group and rank in accordance with actual results. Small movements in EPS will generate large percentage changes, positive or negative.

¡	Evaluate magnitude of the issue as we set goals and consider other alternatives if more than 20% of the peer group companies have very low positive EPS in the base year.

•	Mergers and acquisitions of peer group companies:

¡	If peer group company is the surviving company of a merger, leave in for existing cycles and re-evaluate for inclusion in future cycles.

¡	If peer group company is not the survivor, remove from the peer group for purposes of determining results for all outstanding performance awards.

•	Peer group company files for bankruptcy:

¡	Move company to the bottom of the peer group for purposes of determining results for all cycles in which it was included in the peer group.

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•	Peer group company announces restatement of earnings.

¡	If restated results available at the end of the performance period, use restated numbers for ranking.

¡	If restated results are not available at the end of the performance period, remove the company’s results for any metric in which company was ranked higher than Parker.

•	Peer group company is early adopter of IFRS and US GAAP reconciliation numbers are not available at the end of the performance period:

¡	Remove company from peer group for purposes of determining results.

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